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                                                                  Exhibit (p)(5)

                        THE PATTERSON CAPITAL CORPORATION

                                 CODE OF ETHICS

SECTION 1.    STATEMENT OF GENERAL FIDUCIARY PRINCIPLES.

              This Code of Ethics is based on the principle that the officers, directors and employees of The Patterson Capitol Corporation ("Patterson") owe a fiduciary duty to Patterson, and clients whose assets are managed by Patterson, generally to conduct their personal securities transactions in a manner that does not interfere with clients' transactions or otherwise take unfair advantage of their relationship with Patterson's clients. All employees of Patterson must adhere to this general principle as well as comply with the specific provisions set forth herein. Technical compliance with this Code of Ethics will not automatically insulate any employee from scrutiny of transactions that include a breach of the individual's fiduciary duties to Patterson and/or its clients. Accordingly, all employees of Patterson must seek to avoid any actual or potential conflicts between their personal interests and the interests of our clients. In sum, all employees of Patterson shall place the interests of Patterson's clients before their personal interests.

SECTION 2.    DEFINITIONS.

       (a) An "advisory Person" includes any employee of Patterson or of any company in a control relationship to Patterson, who, in connection with his or her regular functions or duties, makes, participates in, or obtains current information regarding the purchases or sales of securities on behalf of or for the benefit of Patterson clients, or whose functions include making recommendations with respect to such purchases or sales.

       (b) "Access Person" means any director, officer, general partner, or advisory person of Patterson. Access persons are divided into two categories:

              (1) "Decisions-makers" those persons who recommend or determine which securities transactions Patterson executes or causes to execute on behalf of its clients; and

              (2) Those persons who may receive material non-public information in connection with their regular duties, including persons who obtain information concerning recommendations made with regard to the purchase or sale of a security on behalf or for the benefit of Patterson's Clients, but who do not recommend or determine which securities transactions Patterson undertakes on behalf of its clients.

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       (c)    A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated to a decision maker and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

       (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an access person has or acquires.

       (e) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

       (f) "Security" shall have the meaning set forth in Section 3(a) (10) of the Securities Act and shall include government securities and municipal securities as defined in Section 3 (a) (42) and (29) of the Act. The term security shall not include bankers' acceptance, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

SECTION 3.    COMPLIANCE PROCEDURES.

       (a) All access persons are prohibited from investing in global or domestic fixed income securities, or any derivatives based on such securities, or any security being considered for purchase by any account manager by Patterson or any security held in any account managed by Patterson.

       (b) All access persons must review the Patterson Restricted List prior to purchasing any security to determine if such a security is held by any account managed by Patterson. If the security is on the restricted list the access person is prohibited from making the contemplated investment.

       (c)    GENERAL TRADING RESTRICTIONS

              (1)   RESTRICTIONS APPLICABLE TO ALL EMPLOYEES

                    i. No employee may purchase a security that, to his knowledge, is being considered for purchase by any account managed by Patterson.

                    ii. No access person may sell a security held by any account managed by Patterson until at least 7 days after the account has completed selling such a security or no longer holds the security.

                    iii. No access person may sell a security that, to his
                         knowledge is being considered for sale by any account managed by Patterson.

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                    iv.  The restrictions and procedures applicable to the
                         transactions in securities by access persons set forth herein shall similarly apply to derivative securities, i.e. securities whose value or return is related, in whole or in part, to the value or return of a security purchased or sold or being contemplated for purchase or sale for an account managed by Patterson. For example, options or warrants to purchase convertible debt would be considered to be relating to the underlying securities for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for the purpose of the procedures described herein.

              (2)   RESTRICTIONS APPLICABLE TO DECISION MAKERS

                    The following additional procedures apply to decision makers:

                    i. No decision maker may sell a security until at least 30 days after all accounts managed by Patterson have completed purchasing such securities unless an exception has been granted by the Compliance Officer. Similarly, no decision-maker may sell a security until at least 7 days after all accounts managed by Patterson have completed selling such securities.

                    ii. No decision maker may purchase a long position in a personal account in a security if any account managed by Patterson has a put option on such a security (aside from a put purchased for hedging purposed where the account holds the underlying security), has written a call option on such security, or otherwise maintains a position that would benefit from a decrease in the value of the underlying security.

                    iii. An exception to any of the policies set forth herein
                         may be granted only upon showing by the access person to a committee comprised of the President and the Compliance Officer of Patterson that such employee would suffer extreme financial hardship should an exception not be granted.

       (d)    EXEMPTED TRANSACTIONS

                Except as provided in section 3(e) of this Code of Ethics, the prohibitions and procedures of Section 3 (a), (b) and (c) of this Code of Ethics shall not apply to:

                (1) Purchases or sales of equity securities except those into which any securities held by any account managed by Patterson are convertible;

                (2) Purchase or sales affected in any account over which the access person has no direct or indirect influence or control;

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                (3)   Purchases or sales that are non-volitional on the part of
                      either an access person or any account managed by Patterson

                (4) Purchases that are made by reinvesting cash dividend pursuant to an automatic dividend reinvestment plan (i.e., DRIP) (this exception does not apply to optional cash purchases);

                (5) Purchases affected upon the exercise of rights issued by an issuer of PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such an issuer;

       (e) Notwithstanding Section 3(d), the prohibitions and procedures of Sections 3(a), (b) and (c) of this Code of Ethics shall apply to all transactions involving the purchase or sale of securities held in any client account managed by Patterson.

SECTION 4.    REPORTING.

       (a) Every access person will be required to disclose any direct or indirect beneficial ownership interest in any security (other than those types of securities a transaction in which would not be subject to the restrictions set forth in this Code of Ethics (E.G., open-end mutual funds, bank certificates of deposit, bank acceptances) upon commencement of employment, and thereafter on an annual basis (irrespective of trading activity). Furthermore, the acquisition or disposition of such securities must be reported, in accordance with the procedures described herein.

       (b) Each access person must instruct his or her financial consultant to send duplicate trade confirmations and monthly statements to the Compliance Officer.

       (c) Every employee of Patterson, and every other person who is deemed an access person hereunder, shall report to Patterson's Compliance Officer the information described in Section 4(d) of this Code of Ethics with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership; provided, however, that such a person shall not be required to make a report with respect to transactions affected for any account over which such person does not have any direct or indirect influence.

       (d) Every report required to be made hereunder shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was affected, and shall contain the following information:

              (1) The date of the transaction, the title and the number of shares;

              (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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              (3)   The price at which the transaction was affected; and

              (4) The name of the broker, dealer or bank with or through whom the transaction was affected.

       (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such a report that he has any direct or indirect beneficial ownership in the security to which the report relates.

       (f) Patterson's Compliance Officer shall report any violations of this Code of Ethics to Patterson's Board of Directors.

SECTION 5.    SANCTIONS.

              Upon discovering a violation of this Code of Ethics, the Board of Directors of Patterson may impose such sanctions at it deems appropriate including, among other things, a letter of censure or suspension or recommendations of termination of the employment of the violator.

SECTION 6.    OUTSIDE ACTIVITIES.

              No Patterson employee may engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of Patterson or its affiliates. Similarly, no such outside business activities may be inconsistent with the interests of the accounts managed by Patterson. It is the policy of Patterson that no employee may serve as a director of a public or private company, except with the prior approval of the President of Patterson.

SECTION 7.    GRATUITIES.

              Patterson employees shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity that does business, or proposes to do business, with Patterson, its affiliates or the funds managed by Patterson.

SECTION 8.    ANNUAL CERTIFICATION.

       (a) Each access person shall be required to certify annually, in writing, that he or she has read and understands this Code of Ethics and recognizes that they are subject to it.

       (b) Each access person shall be required to certify annually, in writing, that they have complied with the requirements of the Code of Ethics.

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         This Code of Ethics is not intended to restrict any director, officer or employee in his or her private affairs in any way that is not in conflict with the law or at variance with business ethics as specified herein.

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                                 ACKOWLEDGMENT

                  I have read and understand the Code of Ethics of The Patterson Capital Corporation, recognize that they apply to me and agree to comply in all respects with the procedures described therein. Furthermore, I certify hereby that I have complied with the requirements of that Code of Ethics in effect during the preceding year.



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